Exhibit 99.1

DP Engineering Ltd. Co.

Audited Financial Statements

Years Ended December 31, 2017 and 2016

Independent Auditor's Report

To the Members of
DP Engineering Ltd. Co.
Fort Worth, Texas

We have audited the accompanying financial statements of DP Engineering Ltd. Co., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DP Engineering Ltd. Co. as of December 31, 2017 and 2016, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Calvetti Ferguson, P.C.
April 27, 2018, except for note 1,4,9 and 10,
which are as of May 1, 2019
Houston, Texas

DP Engineering Ltd. Co.

Balance Sheets

	December 31,
Assets	2017	2016

Current Assets:
Cash	$396,436	$665,419
Accounts receivable	3,032,551	2,947,584
Due from related parties	37,252	150,889
Cost and estimated earnings in excess of billings on uncompleted contracts	304,643	444,455
Work-in-process	56,353	11,421
Prepaids and other current assets	2,347	19,275
Total Current Assets	3,829,582	4,239,043

Deposits	23,351	23,351
Property and equipment, net	319,284	351,658
Goodwill	653,498	653,498
Total Assets	$4,825,715	$5,267,550

Liabilities and Members’ Equity

Current Liabilities
Accounts payable	$68,479	$129,082
Accrued expenses	920,009	975,852
Current portion of deferred rent liability	12,047	1,250
Billings in excess of costs and estimated earnings on uncompleted contracts	257,605	125,756
Line of credit	750,000	1,000,000
Total Current Liabilities	2,008,140	2,231,940

Deferred rent liability, net of current portion	194,292	205,484
Total Liabilities	2,202,432	2,437,424

Members’ Equity	2,623,283	2,830,126

Total Liabilities and Members’ Equity	$4,825,715	$5,267,550
The accompanying notes are an integral part of these financial statements

DP Engineering Ltd. Co.

Statements of Income and Members' Equity

	Years Ended December 31,
	2017	2016

Revenues	$26,603,595	$26,213,209

Costs of revenues	13,641,917	13,239,830

Operating profit	12,961,678	12,973,379

Selling, general, and administrative expenses	10,128,943	10,425,083

Operating income	2,832,735	2,548,296

Other income (expense):
Interest income	-	7,421
Loss on sale of property	-	(1,573)
Interest expense	(8,246)	(6,673)
Total other income (expense)	(8,246)	(825)

Income before provision for state income tax	2,824,489	2,547,471

Provision for state income tax	139,520	155,339

NET INCOME	2,684,969	2,392,132

Members’ equity - beginning of year	2,830,126	3,143,162
Member distributions	(2,891,812)	(2,705,168)
MEMBERS’ EQUITY – END OF YEAR	$2,623,283	$2,830,126
The accompanying notes are an integral part of these financial statements

DP Engineering Ltd. Co.

Statements of Cash Flows

	Years Ended December 31,
	2017	2016

Cash Flows from Operating Activities
Net income	$2,684,969	$2,392,132
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization expense	92,320	83,238
Loss on disposition of property and equipment	-	1,573
Change in:
Accounts receivable	(84,967)	422,817
Due from related parties	113,637	(84,889)
Cost and estimated earnings in excess of billings on uncompleted contracts	139,812	(239,896)
Work-in-process	(44,932)	56,316
Prepaid expenses and other assets	16,928	11,951
Deposits	-	(1,238)
Accounts payable	(60,603)	86,965
Accrued expense and subcontractor costs	(55,843)	129,823
Deferred rent liability	(395)	23,356
Billings in excess of costs and estimated earnings on uncompleted contracts	131,849	(133,601)
Net Cash Provided by Operating Activities	2,932,775	2,748,547

Cash Flows from Investing Activities
Purchases of property and equipment	(59,946)	(67,758)
Net Cash Used in Investing Activities	(59,946)	(67,758)

Cash Flows from Financing Activities
Net borrowings (repayments) from line of credit	(250,000)	450,000
Distributions to members	(2,891,812)	(2,705,168)
Net Cash used in Financing Activities	(3,141,812)	(2,255,168)

Net change in cash	(268,983)	425,621
Cash, beginning of year	665,419	239,798
CASH, END OF YEAR	$396,436	$665,419

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$8,246	$6,673
Cash paid for state income taxes	$219,263	$138,966

The accompanying notes are an integral part of these financial statements

DP Engineering Ltd. Co.

Notes to Financial Statements

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DP Engineering Ltd. Co., (the “Company”) is a Texas Limited Liability Company formed on January 26, 1998. The Company provides engineering and consulting services to the energy and power industry. The Company is headquartered in Fort Worth, Texas, and has locations in Arkansas, Louisiana, and Texas. The Company will operate until the earlier of December 31, 2028 or dissolution in accordance with the provisions of the Company’s Articles of Organization.

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Accounting principles followed and the methods of applying those principles which materially affect the determination of its financial positions, results of operations, and cash flows are summarized below.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash – The Company has concentrated credit risk for cash by maintaining deposits in banks, which may at times exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation. All noninterest-bearing transaction accounts are insured up to $250,000. The Company monitors the financial health of the banks and has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

Accounts Receivable – Accounts receivable are recorded at their estimated realizable value. Management periodically evaluates the credit worthiness of customers' financial condition to determine credit to be extended and to write off amounts for which all collection efforts are deemed to be exhausted. Due to the nature of the Company's customers, bad debts are accounted for using the direct write-off method whereby an expense is recognized only when a specific account is determined to be uncollectible. The effect of using this method approximates the allowance method. Management has concluded that an allowance for doubtful accounts is not warranted as of December 31, 2017 and 2016. The Company incurred bad debts expense of $0 and $12,090 for the years ended December 31, 2017 and 2016, respectively.

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years.When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for major additions which extend the useful life of the assets are capitalized. Minor replacements, maintenance, and repairs which do not improve or extend the life of such assets are charged to expense as incurred.

Goodwill – The fair value of goodwill is assessed for impairment at least annually. The Company first assesses certain qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (greater than 50% likelihood) that the fair value of a reporting unit is less than its carrying amount. Those qualitative factors include the following: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and other relevant entity-specific events. If, after performing this qualitative assessment, no impairment is indicated, no further analysis is necessary. If, after performing the qualitative assessment, the Company determines that an impairment is more likely than not, the Company then performs a quantitative impairment test.

In performing a quantitative test, the Company compares the fair value to the carrying amount, including goodwill. The fair value is estimated using a combination of the income or discounted cash flows approach, and the market approach, which utilizes comparable companies’ data. If the carrying amount exceeds its fair value, then the amount of impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value to its carrying amount. In calculating the implied fair value, the fair value is allocated to all of the other assets and liabilities based on their fair value. The excess of the fair value over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized when the carrying amount of goodwill exceeds its implied fair value. The Company determined that there was no impairment for goodwill based on its qualitative assessment at December 31, 2017 and 2016.

Impairment of long-lived assets – Long-lived assets, such as equipment, purchased software, capitalized software development costs, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized at the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

Revenue Recognition – Revenue on engineering projects are recorded on the percentage-of-completion method of accounting, measured by the percentage-of-contract costs incurred to date to estimated total contract costs for each contract. Revenues from cost-plus contracts are recognized on the basis of costs incurred during the period plus the fee earned. Contract costs include direct labor, employee expenses and amounts paid to subcontractors.

Anticipated losses on uncompleted construction contracts are charged to operations as soon as such losses can be estimated. There were no significant losses recorded on contracts during the years ended December 31, 2017 and 2016. Changes in job performance, job conditions, estimated profitability, and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

The asset “work in process” represents cost-plus projects consisting of labor and expenses to be billed to customers. The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. The Company considers a contract substantially complete once acceptance by the customer has been received.

Concentration of Risk – For the year ended December 31, 2017, two customers comprised approximately 90% of total revenue. As of December 31, 2017, two customers comprised approximately 91% of accounts receivable. For the year ended December 31, 2016, two customers comprised approximately 90% of total contract revenue. As of December 31, 2016, those customers comprised approximately 88% of accounts receivable.

Advertising Costs – The Company expenses all advertising costs as incurred. Advertising costs, included within selling, general and administrative expenses, were $36,283 and $17,391 for the years ended December 31, 2017 and 2016.

Income Taxes – The Company has elected to be an S Corporation under the Internal Revenue Code. Each member will report their respective share of the taxable income or loss of the Company. Accordingly, no federal income taxes are included in the accompanying financial statements. Amounts for state income taxes are reported as state income tax expense.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. The FASB guidance ASC 740, Income Taxes, for uncertain tax positions only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination. The Company will recognize any accrued interest and penalties associated with uncertain tax positions as part of the state income tax expense, if any. Management has reviewed the Company’s tax positions and determined there are no uncertain positions requiring recognition in the financial statements. Generally, the applicable statutes of limitations are four years for state tax returns. Tax returns for 2014 and subsequent are open and subject to regulatory examination. Estimated interest and penalties related to the potential underpayment of any unrecognized tax benefits are classified as a component of tax expense in the income statement. The Company has not recognized any interest or penalties associated with uncertain tax positions.

Recent Accounting Pronouncements – In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, that introduces a new five-step revenue recognition model in which an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. The Company is currently evaluating the new guidance to determine the impact it will have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on their balance sheet, while expense recognition on the statement of operations remains similar to current lease accounting guidance. The guidance also eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. Under the new guidance, lease classification as either a finance lease or an operating lease will determine how lease-related revenue and expense are recognized. The pronouncement is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the effect of the adoption of this guidance on its financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The guidance eliminates Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities. Instead, under this guidance, an entity should perform its annual goodwill impairment test by comparing the fair value of a reporting until with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect of the adoption of this guidance on its financial statements.

Other recent accounting pronouncements issued by the FASB or other authoritative standards group with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

NOTE 2 – LONG-TERM CONTRACTS

Costs, estimated earnings, and billings on uncompleted contracts consist of the following at December 31:

	2017	2016
Costs incurred on uncompleted contracts	$1,304,252	$2,011,297
Estimated earnings on uncompleted contracts	2,077,224	2,955,786
	3,381,476	4,967,083
Less: billings to date	(3,334,438)	(4,648,384)
Total	$47,038	$318,699

These amounts are included in the accompanying balance sheets under the following captions:

	2017	2016
Cost and estimated earnings in excess of uncompleted contracts	$304,643	$444,455
Billings in excess of costs and estimated
uncompleted contracts	(257,605)	(125,756)
Total	$47,038	$318,699

Year Ended December 31, 2017	Revenue Earned	Cost Incurred	Gross Profit Recognized
Fixed Price Contract
Completed contracts	$2,102,526	$991,049	$1,111,477
Uncompleted contracts	1,322,221	548,893	773,328
Total	$3,424,747	$1,539,942	$1,884,805
Time and Materials Contract
Completed contracts	$23,178,848	$12,101,975	$11,076,873
Uncompleted contracts	-	-	-
Total	$23,178,848	$12,101,975	$11,076,873
Year Ended December 31, 2016	Revenue Earned	Cost Incurred	Gross Profit Recognized
Fixed Price Contract
Completed contracts	$2,270,952	$875,933	$1,395,019
Uncompleted contracts	3,876,258	1,607,761	2,268,497
Total	$6,147,210	$2,483,694	$3,663,516
Time and Materials Contract
Completed contracts	$20,065,999	$10,756,136	$9,309,863
Uncompleted contracts	-	-	-
Total	$20,065,999	$10,756,136	$9,309,863

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at December 31:

	2017	2016
Office equipment	$469,502	$440,095
Furniture and fixtures	197,728	179,483
Software	83,983	71,689
Vehicles	28,278	28,278
Less: accumulated depreciation	(460,207)	(367,887)
Property and equipment, net	$319,284	$351,658
Depreciation expense for the years ended December 31, 2017 and 2016 was $92,320 and $83,238, respectively.

NOTE 4 – GOODWILL

The goodwill recognized pertains to a partner buyout based on an executed agreement in December 2012. A former partner retired and sold his membership units to two remaining partners. The total consideration for the ownership transfer was $1.1 million, and the resulting goodwill recorded was $653,498.

NOTE 5 – LINE OF CREDIT

The Company has a revolving line of credit with a financial institution which provides for borrowings up to $2,000,000, maturing December 2018. The revolving line of credit is secured by the Company’s accounts receivable and is guaranteed by its members. The interest rate for borrowings under the revolving line of credit is calculated daily at the Wall Street Journal Prime Rate plus 1% (5.25% and 4.75% as of December 31, 2017 and 2016, respectively). The outstanding principal balance were $750,000 and $1,000,000 as of December 31, 2017 and 2016, respectively. The line is subject to non-financial covenants with which the Company was in compliance as of December 31, 2017 and 2016, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company provides consulting services to a related party, DP-NXA Consultants, LLC. Amounts earned for consulting services for the years ended December 31, 2017 and 2016 were approximately $1,008,000 and $485,000, respectively.

NOTE 7 – LEASES
The Company leases office space and office equipment under non-cancellable lease agreements that expire at various dates through 2023. Minimum lease payments under these leases at December 31, 2017 are as follows:

Year ending December 31,	Amount
2018	$557,342
2019	519,244
2020	458,602
2021	463,467
2022	473,403
2023 and thereafter	198,976
Total Minimum Lease Payments	$2,671,034

Rent expense for the years ended December 31, 2017 and 2016 was $569,766 and $541,230, respectively.
NOTE 8 – EMPLOYEE BENEFIT PLAN
The Company sponsors a retirement plan which covers all employees meeting certain eligibility requirements. Participants may elect to contribute to the plans up to the maximum limit allowed by the Internal Revenue Code. The Company provides a discretionary profit sharing contribution and 3% Safe Harbor contribution which totaled $523,728 and $524,201 for the years ended December 31, 2017 and 2016, respectively.

NOTE 9 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 27, 2018, the date the financial statements were originally available to be issued, and has updated this evaluation through May 1, 2019.

On February 15, 2019, the Company entered into a membership interest purchase agreement to be acquired by GSE Performance Solutions for 100% of the membership interests for $13.5 million. The purchase price is subject to customary pre- and post-closing working capital adjustments.

Following the acquisition of DP Engineering by GSE Performance, a recent event occurred at a customer location. After that event, the customer identified a prior plant modification by DP Engineering as meriting further analysis. As is customary in the industry, pursuant to an Engineer of Choice agreement, the customer issued DP Engineering a Notice of Suspension by email while a root cause analysis of the event proceeds. Because of DP Engineering’s concentrated nature, this notice impacted a number of unrelated projects at other locations. As of May 1, 2019 all of the impacted projects have been restarted at the request of the customer, this incident shows that high customer concentration can result in events at one location impacting projects at other locations. In this case, DP Engineering and GSE worked with the customer and outside vendors and assisted in the causal analysis related to the event. Management anticipates further clarity now that the analysis is completed.

NOTES 10 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

As more fully described in Note 9, in February 2019, all of the issued and outstanding membership interests of the Company were acquired by an entity subject to periodic reporting with the Securities and Exchange Commission (the “SEC”). As a result, the Company’s financial statements are being reissued to reflect certain conforming changes to allow the financial statements to be filed as part of the acquiring company’s Form 8-K/A with the SEC. These changes are a result of differences in the reporting guidance applied to a publicly held company rather than a privately owned company under accounting principles generally accepted in the United States of America (GAAP). The conforming change is a reversal of the Company’s election under the Private Company Council alternatives to amortize goodwill, which is not permitted for SEC reporting.

The effects of the restatement from the conforming change which eliminated amortization of goodwill, was to increase goodwill and members’ equity by $332,195 and $266,845 as of December 31, 2017 and 2016, respectively, and to reduce amortization expense and increase net income by $65,350 and $65,349 for the years ended December 31, 2017 and 2016, respectively.